Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
COMMSCOPE, INC.

(Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware)

CommScope, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Company”), does hereby certify:

FIRST: Pursuant to the authority expressly vested in the Board of Directors (the “Board of Directors”) of the Company by the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Board of Directors previously adopted resolutions creating and authorizing the issuance of 400,000 shares of Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) in accordance with the provisions of a Certificate of Designations, Preferences and Rights relating to the Series A Preferred Stock (the “Series A Certificate of Designations”) as filed with the Delaware Secretary of State on July 25, 1997.

SECOND: None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designations.

THIRD:  Pursuant to the authority conferred upon the Board of Directors pursuant to the Certificate of Incorporation, the following resolutions were duly adopted by the Board of Directors on January 20, 2009, approving the filing of a Certificate of Elimination of the Series A Preferred Stock and the elimination of the Series A Preferred Stock as set forth herein:

WHEREAS, there are no shares of the Company’s Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) issued or outstanding pursuant to the Certificate of Designations, Preferences and Rights relating to the Series A Preferred Stock (the “Series A Certificate of Designations”).

RESOLVED, that the Board of Directors deems it advisable that a Certificate of Elimination of the Series A Preferred Stock (the “Certificate of Elimination”) be executed and filed with the Secretary of State of the State of Delaware, which shall have the effect when filed in Delaware of eliminating from the Amended and Restated Certificate of Incorporation of the Company all matters set forth in the Series A Certificate of Designations with respect to such Series A Preferred Stock.

FURTHER RESOLVED, that each of the Authorized Officers is hereby authorized and directed, jointly and severally, for and on behalf of the Company, to execute and deliver the Certificate of Elimination and any and all other certificates, agreements and other documents, take any and all steps and do any and all things which they may deem necessary or advisable in order to effectuate the elimination of the Series A Preferred Stock.

FOURTH: In accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate of Elimination, the Certificate of Incorporation is hereby amended to eliminate from the Certificate of Incorporation all matters set forth in the Series A Certificate of Designations with respect to such Series A Preferred Stock, and all previously designated and authorized shares of Series A Preferred Stock shall resume the status of authorized but unissued shares of preferred stock, $.01 par value per share, of the Company.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its duly authorized officer this 21st day of January, 2009.

COMMSCOPE, INC.

By:	/s/ Jearld L. Leonhardt
Name: Jearld L. Leonhardt
Title: Executive Vice President and Chief Financial Officer